EXHIBIT 5.1

September 20, 2004

MagStar Technologies, Inc.

410 11th Avenue South

Hopkins, Minnesota 55343

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of MagStar Technologies, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 2,250,000  shares of Common Stock, $.1875 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2001 Stock Option Plan and 2001 Employee Stock Purchase Plan (collectively, the “Plans”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP